Exhibit 2

FIDELITY BOND AGREEMENT

This Agreement is made as of this 19th day of June, 2012 by and among Cohen & Steers Capital Management, Inc. (the “Adviser”), Cohen & Steers Closed-End Opportunity Fund, Inc. Cohen & Steers Dividend Majors Fund, Inc., Cohen & Steers Global Income Builder, Inc., Cohen & Steers Infrastructure Fund, Inc., Cohen & Steers Quality Income Realty Fund, Inc., Cohen & Steers REIT and Preferred Income Fund, Inc., Cohen & Steers Select Preferred and Income Fund, Inc., Cohen & Steers Total Return Realty Fund, Inc. and Cohen & Steers Limited Duration Preferred and Income Fund, Inc. (collectively, the “Funds”).

W I T N E S S E T H:

WHEREAS, each of the Funds are a registered investment company under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Adviser has agreed to provide certain administrative services to the Funds, including the purchase of a bond required by the Act and Rule 17g-1 promulgated thereunder pursuant to which the Funds and the Adviser are named insureds; and

WHEREAS, Rule 17g-1 requires that the named insureds under such a bond enter into an agreement with respect to certain matters.

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1. Procurement of Bond. The Adviser agrees to procure a Bond on behalf of the Funds from a reputable fidelity insurance company, designating the Adviser and the Funds as named insureds (the “Bond”).

2. Amount. The Bond shall be in the amount based upon the total assets of each Fund, which are equal to or in excess of the minimum coverage required for each Fund under Rule 17g-1 and federal statutes and regulations.

3. Minimum Recovery. In the event recovery is received under the Bond as a result of a loss sustained by the Adviser or one or more of the Funds, each Fund shall receive an equitable and proportionate share of the recovery, which shall be at least equal to the amount that each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

4. Term. The term of this Agreement shall be for a period of one year and shall continue thereafter so long as the continuance is specifically approved annually by a majority of the independent directors of each Fund and a majority of the entire Board of Directors of each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Senior Vice President

COHEN & STEERS CLOSED END OPPORTUNITY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS DIVIDEND MAJORS FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS INFRASTRUCTURE FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS QUALITY INCOME REALTY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS REIT AND PREFERRED INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS SELECT PREFERRED AND INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS TOTAL RETURN REALTY FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

COHEN & STEERS LIMITED DURATION PREFERRED AND INCOME FUND, INC.

By:	/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary

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